UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Nexstar Media Group, Inc.

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May 28, 2019

DEAR SHAREHOLDER:

The two primary proxy advisory firms have published their reports on the Annual Meeting of Nexstar Media Group Stockholders to be held on June 5, 2019. While both firms advised their clients and our stockholders to follow our Board’s recommendations to support our directors and the other proposals we have put forward, they have suggested withholding support of item 3 related to the advisory vote on the compensation of our Named Executive Officers, our say-on-pay proposal. Most notably, these third-party advisory firms pointed to base salary and bonus increases and restricted stock awards associated with the new contract of the Company’s Founder, Chairman, President and Chief Executive Officer, Perry Sook, as the reason for their negative recommendation.

Specifically, their analyses lack context around certain matters related to our pay decisions and the increase in our CEO’s overall compensation package, including the use of a revised peer group used in benchmarking the CEO’s new contract terms which strongly considered Nexstar’s increased operational and financial scale and diversification upon the anticipated completion of the Tribune merger. In response and to inform your vote decision, we are providing additional background on those decisions and our Board’s view that the new compensation structures are warranted, fair and in the best near- and long-term interest of our shareholders.

The Company’s management team maintains a close dialog with the financial community and our investors, and Mr. Sook is highly active in these efforts. In addition, the Company regularly seeks feedback on measures and proposals that can contribute to the Company’s ongoing success and corporate governance best practices. In this regard, earlier this year we undertook a shareholder outreach effort to gain further insights into their views on several topics that would be considered and addressed in the proxy statement for this year’s annual meeting.

We value and appreciate the input we received as a result of our first quarter shareholder outreach effort and note that both third- party proxy advisory services acknowledged in their reports the Company’s superior operating and financial performance, our long-term record of industry leading shareholder returns, our responsiveness to shareholder input and recommendations, our changes to the executive compensation program, long-term incentive plan and other factors that we believe are the foundation for our ongoing success and growth. We believe shareholders should consider the following key factors in their evaluation of this year’s say-on-pay proposal:

1.

Our strong performance: We continued to deliver strong multi-year financial performance, invest in our future, strengthen our risk and control environment, reinforce the importance of our culture and values, deliver on our long-standing commitment to serve our customers, employees and communities, and conduct business in a responsible way to drive growth.

•	2018 marked the Company’s seventh consecutive year of record financial performance, with all of our key metrics – from net revenues to free cash flow – showing double digit growth.

•	Furthermore, under Mr. Sook’s leadership, Nexstar continues to take decisive action to build a great company and create value for all of our shareholders:

•	On December 3, 2018 Nexstar announced a definitive agreement to acquire Tribune Media Company for $6.4 billion in an accretive cash transaction.

•	For Nexstar shareholders, the acquisition of the Tribune assets will create the nation’s largest local television broadcaster and local media company.

•

The transaction is projected to result in approximately 46% growth in Nexstar’s average annual free cash flow in the 2018/2019 cycle to approximately $900 million, or approximately $19.50 per share, per year and this compares to our guidance on a stand-alone basis for average annual free cash flow in the 2018/2019 cycle of approximately $615 million, or approximately $13.40 per share.

Since the Company’s initial public offering more than fifteen years ago, Nexstar Media Group has built an exemplary record of industry leading financial performance, shareholder returns and service to the local communities where we operate. Under Perry Sook’s leadership, the Company has created significant shareholder value, as Nexstar’s stock price performance has far exceeded that of peers and key broad market measures over a range of time periods:

Price Appreciation

	NXST	S&P 500	NASDAQ	Russell 3000
3 year	145%	38%	59%	38%
5 year	189%	51%	54%	49%
10 year	15,837%	255%	406%	262%

2.

Our expanded scale: Given the Company’s significantly expanded operating and financial scale following the completion of the Tribune Media transaction – which is expected to close later this year – we believe the advisory services use of a peer set comprised of smaller public companies is inappropriate and the Compensation Committee strongly considered the Company’s impending scale increase and the compensation practices of Companies of this size in establishing the new CEO contract.

Maintaining a stable and engaged senior management team throughout the Tribune Media regulatory approval process, closing, integration and synergy realization is crucial for ensuring long-term business success for the Company and our shareholders. Our compensation structures play a critical leadership retention function and do, in fact, contain performance criteria insofar as they require each named executive officer to support and assist the Company and the senior leadership team to achieve pre-determined goals that inure to the benefit of all shareholders.

We operate in the highly competitive local broadcast and digital industries, and more broadly with Internet, video delivery and advertising giants. Our industry has recently seen the re-emergence of alternative asset managers and private equity firms which have been seeking to lure the industry’s best talent to manage their burgeoning local media platforms. In establishing updated compensation policies and structures, the Nexstar Compensation Committee strongly considered the superior long-term value our CEO has created for Nexstar as well as the impending value expected to be created by the Tribune Media transaction and wanted to ensure his continued leadership at Nexstar.

3.

Our sound and performance-driven pay practices: We believe our compensation philosophy promotes an equitable and well-governed approach to compensation, including pay-for-performance practices that attract and retain top talent, are responsive to and aligned with shareholders, and encourage a shared success culture in support of our business principles. With the guidance of our compensation consultants, the Nexstar Board of Directors’ Compensation Committee strives to use a balanced approach to determine annual compensation by assessing performance against broad performance categories over a sustained period of time. Specifically, Mr. Sook’s incentive payments will be determined by the following formula:

•	Twenty-five percent (25%) earned if Nexstar Broadcasting, Inc. exceeds ninety percent (90%) of budgeted EBIDTA for the fiscal year;

•	Twenty-five percent (25%) earned if Nexstar Digital LLC exceeds eighty percent (80%) of budgeted EBITDA for the fiscal year;

•

Twenty-five percent (25%) earned if the Company is in the top forty percent (40%) of its Peer Group (as defined in the proxy statement) in revenue or EBITDA growth for stations and businesses owned as of the beginning of the fiscal year; and

•	Twenty-five percent (25%) earned at the discretion of the Committee.

The Company also granted Mr. Sook restricted stock units, 50% time-based and 50% performance-based, as described in the proxy, with the performance-based RSUs based upon the achievement of the total shareholder return targets established by the Compensation Committee. The vesting of all performance-based restricted stock units requires a Nexstar total shareholder return that is at or above the 65th percentile of the compensation peer group performance at each testing period. The award becomes discretionary if Nexstar’s total shareholder return is negative over the testing period, with the payout capped at ninety percent of the award.

4.

Our rigorous accountability provisions: Our executive compensation program is designed to hold executives accountable, when appropriate, for meaningful actions or issues that negatively impact business performance or the Company reputation in current or future years and in our highly regulated industry.

As the head of Nexstar’s Compensation Committee and on behalf of the Board of Directors, we are confident we have, in conjunction with our outside compensation consultants, developed a set of policies and structures that align performance and executive compensation, while directly addressing the increased competitive marketplace for talent, as a result of new entrants into the sector. The goal and the result is retention of best-of-class leadership, which we believe is in the best interests of our shareholders. We urge you to vote in accordance with the board’s recommendation and cast a vote “FOR” Item 3 to approve our executive compensation program.

Sincerely,

D. Geoff Armstrong

Chairperson, Nexstar Media Group Compensation Committee